Exhibit 10.2

MUTUAL SEPARATION AGREEMENT

THIS MUTUAL SEPARATION AGREEMENT (including its Schedules, the “Agreement”) is made as of the 14th day of August, 2026 between Rashed Dewan (the “Employee”) and Profound Medical Corp. (the “Company”).

WHEREAS the Company and the Employee entered into an updated employment agreement, dated March 22, 2022 (the “Employment Agreement”);

AND WHEREAS the Employee desires to voluntarily resign from his employment with the Company, effective August 14, 2026 (the “Effective Date”);

AND WHEREAS the Company accepts the Employee’s voluntary resignation;

AND WHEREAS this Agreement sets forth the terms and conditions of the Employee’s voluntary resignation with the Company.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree that:

1.Resignation. The Employee hereby voluntarily resigns from his employment with the Company effective the Effective Date, and the Company hereby accepts such resignation.

2.Accrued Entitlements. The Company shall provide the Employee with all final wages, including accrued but unpaid Base Salary (as defined in the Employment Agreement) and vacation pay, owing up to the Effective Date in accordance with Ontario’s Employment Standards Act, 2000 and the Employment Agreement.

3.Separation Package. Conditional on the Employee’s agreement to, and compliance with, the terms and conditions of this Agreement, including, without limitation, the satisfaction of the Release Requirement (as defined below) and the Employee’s continued compliance with his obligations arising under the Employment Agreement (including, without limitation, those under Sections 4, 5, 6, 7, 8, 9 and 11) (collectively, the “Restrictive Covenants”), the Company hereby agrees to (i) provide the Employee with an aggregate payment of $375,000 USD, which is the equivalent to the Employee’s current Base Salary for a period of fifteen (15) months (the “Separation Payment”), (ii) subject to the terms, conditions and eligibility requirements of the applicable benefit plans and policies, continue to make the employer contributions required to be made in order to maintain the Employee’s current Employee Benefits (as defined in the Employment Agreement) for the fifteen (15)-month period immediately following the Effective Date, (iii) reimburse the Employee up to $5,000 CAD for reasonable legal fees incurred in connection with the review of this Agreement, subject to the provision of satisfactory supporting invoices, and (iv) permit the Employee’s vested stock options granted under the Company’s Second Amended and Restated Share Option Plan or a predecessor plan (“Share Option Plan”) that are outstanding as of the Effective Date to remain exercisable in accordance with their terms until the earlier of (a) the last day of the twelve (12) month period immediately following the Effective Date, and (b) the stock options’ applicable expiry date (the “Extended Exercise

Period”), and any such vested stock options that remain unexercised at the end of the applicable Extended Exercise Period shall immediately expire and shall be cancelled without compensation or further consideration (collectively (i) through (iv), the “Separation Package”). The Separation Payment shall be paid to the Employee in thirty 30) equal semi-monthly installments, commencing on or shortly following the date on which the Release Requirement is satisfied; provided, however, that the Employee may elect, at any time after six (6) months from the Effective Date, by delivering written notice to the Chair of the Company’s Human Resources and Corporate Governance Committee (the “Chair”) (currently, Arthur Rosenthal [***]), to receive the remaining balance of the Separation Payment as a lump sum payment. Any such lump sum payment shall be made as soon as reasonably practicable following the Chair’s receipt of the Employee’s written notice. Notwithstanding anything to the contrary contained herein, upon any breach by the Employee of a Restrictive Covenant or any other post-employment obligation owed to any member of the Company Group (as defined below), the Employee’s right to receive any unpaid compensation or benefits comprising the Separation Package shall immediately terminate, and the Employee shall forfeit any entitlement to such amounts and benefits not yet paid or provided as of the date of the breach.

4.Expenses. In accordance with the Company’s general expense policies and procedures currently in effect, the Company will reimburse the Executive for all eligible unpaid business expenses actually and exclusively incurred up to the Effective Date in connection with the performance of his duties under the Employment Agreement. In order to process any expenses, the Company requires the Employee to submit any statements or vouchers on or before 5:00 p.m. EST on August 19, 2026 to the Chair.

5.Equity Awards. The Employee currently holds stock options granted under the Company’s Share Option Plan and restricted share units (“RSUs”) granted under the Company’s Amended and Restated Long Term Incentive Plan (collectively, “Equity Awards”). Subject to paragraph 3(iv) of this Agreement and any subsequent written agreement between the parties, the Employee’s Equity Awards shall continue to be governed by the terms and conditions of the applicable equity plan and award agreements. For greater certainty and notwithstanding any terms of the Share Option Plan to the contrary, the Employee’s unvested stock options granted under the Share Option Plan shall immediately expire and shall be cancelled without compensation or further consideration on the Effective Date.

6.Employee Acknowledgement. The Employee acknowledges and agrees that, except as expressly set forth in this Agreement, the Employee shall not be entitled to any additional remuneration or benefits in respect of his employment with Company and the cessation thereof (including, without limitation, any salary, stock compensation (including common shares of, or any other shares or equity interests in (including stock options and RSUs), the Company), any bonus amounts, severance, notice of termination or payment in lieu of notice), whether pursuant to contract (including, without limitation, the Employment Agreement), tort, statute, common law or otherwise.

7.Directorship and Offices. Upon the Effective Date, the Employe will immediately resign any directorship or office the Employee may hold in the Company, its affiliates and its subsidiaries (collectively, the “Company Group”) and the Employee will not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of any directorship, office or otherwise.

8.Mutual Non-Disparagement. The Employee covenants and agrees that he shall not, at any time and for any reason, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of any member of the Company Group or their respective businesses, shareholders, directors, officers, employees, partners, and other representatives, other than truthful communications directly required by applicable laws or judicial or administrative process. The Company covenants and agrees that it shall not cause or encourage its directors, officers and executives, to, at any time and for any reason, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or professional reputation of the Employee, other than truthful communications directly required by applicable laws or judicial or administrative process.

9.Indemnification and D+O Coverage. The Company will indemnify and hold the Employee harmless to the fullest extent permitted by law from and against any and all losses which the Employee may reasonably suffer sustain, incur or be required to pay in respect of any claim arising out of or in connection the Employee’s employment with the Company, provided that the indemnity provided for in this paragraph will only be available if: (i) the Employee acted honestly and in good faith with a view to the best interests of the Company; and (ii) in the case of a criminal or administrative claim that is enforced by monetary penalty, the Employee had reasonable grounds for believing the Employee’s conduct was lawful. For greater certainty, the Employee will not be entitled to indemnification to the extent that such claims or losses resulted from the Employee’s fraud, embezzlement, intentional misconduct or negligence.

Subject to the terms and upon the conditions herein, prior to the final disposition of any Proceeding (as defined below), the Company will advance to or on behalf of the Employee, from time to time and as they are incurred, all Expenses (as defined below) actually and reasonably suffered or incurred by or on behalf of the Employee in connection with such Proceeding. Where the Employee is requesting the Company to advance Expenses, the Employee must provide the Company with a written affirmation of the Employee’s good faith belief that the Employee is legally entitled to indemnification under this Agreement and a written undertaking to the Company, agreeing to repay any amounts so advanced if it should be ultimately determined in a final order of a court of competent jurisdiction that the Employee was not entitled to such advance or any part thereof. Any such advance hereunder shall be treated as a non-interest bearing, unsecured loan to the Employee, pending payment or extinguishment or repayment under the foregoing undertaking.

For purposes of this Agreement, “Proceeding” means any pending or completed civil, criminal, administrative or regulatory action, suit, hearing or other formal proceeding in which the Employee is involved by reason of the fact that the Employee is or was a director or officer of the Company. “Proceeding” does not include any action, suit or other proceeding commenced by the Employee, except a proceeding brought to defend against a claim or proceeding not initiated by the Employee.

For purposes of this Agreement, “Expenses” means reasonable legal fees and disbursements and all other reasonable out-of-pocket costs and expenses actually incurred by or on behalf of the Employee in connection with investigating, preparing for, defending, participating in, responding to or appealing any Proceeding. “Expenses” shall not include judgments, fines, penalties, taxes or amounts paid in settlement.

The Company shall maintain directors’ and officers’ liability insurance coverage for the Employee on terms that are no less favourable, and for a period no shorter, than the coverage provided to former directors and officers of the Company under the Company’s current directors’ and officers’ liability insurance policy (the “Current Policy”). As of the Effective Date, such coverage shall be provided pursuant to the Current Policy. In the event that the Current Policy is amended, replaced, or otherwise changed such that the coverage available to the Employee becomes less favourable, or is available for a shorter period, than the coverage provided under the Current Policy, the Company shall, at its own expense and in its sole discretion, either (i) procure and maintain comparable directors’ and officers’ liability insurance coverage for the Employee, or (ii) provide the Employee with funds sufficient to enable the Employee to obtain and maintain such coverage on a self-insured basis. Any such coverage shall be no less favourable, and for a period no shorter, than the coverage available to former directors and officers of the Company under the Current Policy.

10.Press Release. Prior to publicly releasing the press release and the internal announcement, if any, regarding the cessation of the Employee’s employment, the Company will provide the Employee with an opportunity to comment on its proposed press release and the internal announcement, if any. The Company shall consider, in good faith, any timely comments the Employee provides in respect of the press release and internal announcement, if any.

11.Release of Claims. No earlier than the Effective Date and no later than one (1) month immediately following the Effective Date, the Employee shall execute and deliver to the Company the Full and Final Release and Indemnity set forth in Schedule “A” to this Agreement (the “Release Requirement”).

12.Return of Property. Further to the Employee’s obligations set forth in Section 6 of the Employment Agreement, the Employee shall return, on or prior to the Effective Date, all property relating to or belonging to the Company Group including, without limitation, any data, removable discs, files, credit cards, records, contracts, keys, security passes, passwords, access codes, manuals and any other documents, papers, and information and all copies thereof, in any format whatsoever, including electronic format, in the Employee’s possession or control. The Employee shall also provide to the Company Group all means for accessing and/or controlling access to Company Information Technology Resources. For purposes of this Agreement, “Company Information Technology Resources” include any electronic resources used by the Company Group for data storage and communication. Notwithstanding the foregoing, the Employee may retain the Company-issued Microsoft Surface laptop, Dell XPS tablet, and iPhone 16 Pro Max, subject to verification by the Company’s IT department that all Company Group data and other confidential information have been removed from such devices.

13.Continuing Obligations. Notwithstanding the cessation of the Employee’s employment with the Company, the Employee acknowledges and agrees that he will continue to be bound by the restrictions and obligations imposed on him that extend beyond the cessation of his employment (which survive and can be enforced by the Company in a court of competent jurisdiction), including without limitation, the Restrictive Covenants. The Employee undertakes that he will comply with such restrictions and obligations, which restrictions and obligations will survive the cessation of the Employee’s employment with the Company and are reasonably and properly required for the adequate protection of the business of the Company Group.

14.Covenants in Parallel. The restrictions and obligations on the Employee contained in this Agreement will operate in addition to, and in parallel of, any restrictions and obligations on the Employee contained in the Employment Agreement and in any other agreement entered into between the Employee and the Company.

15.Non-Disclosure. The parties hereto agree to keep the terms of this Agreement in strict confidence and not disclose the fact, terms or nature of this Agreement to any person or entity, except to Permitted Persons on the condition that such Permitted Person(s) agree to keep the terms of this Agreement in confidence and not to disclose the fact, terms or nature of this Agreement to any person or entity. For the purposes of this Agreement, “Permitted Persons” means only: (i) the Employee’s immediate family; (ii) to the extent that such disclosure may permit the Employee or the Company to obtain tax planning, legal or similar advice, applicable legal and financial advisors; and (iii) other parties as may be expressly required by applicable law.

16.Independent Legal Advice. The Employee acknowledges and agrees that he has had a reasonable opportunity to seek independent legal advice with respect to this Agreement, fully understands the terms contained in this Agreement, and that any failure on his part to seek independent legal advice shall not affect (and he shall not assert that it affects) the validity, enforceability or effect of this Agreement.

17.Currency; Deductions and Withholdings. All payments under this Agreement are in Canadian dollars (except for the Separation Payment in paragraph 3, which is in USD) and are subject to withholding taxes and statutory or authorized deductions.

18.Severability. If any provision of this Agreement, or part thereof, shall be found to be void or invalid by a court of competent jurisdiction, such void or invalid provision, or part thereof, shall be deemed to be severed from this Agreement without in any way affecting the validity, enforceability, or effect of any of the remaining provisions, or parts thereof, which shall be and remain in full force and effect.

19.Counterparts. This Agreement may be executed in counterparts and delivered by means of facsimile or other form of electronic transmission, each of which so executed shall be deemed to be an original and all such counterparts together shall constitute one and the same instrument.

20.Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the Company and its respective successors and assigns. This Agreement shall be binding upon the Employee and cannot be assigned by the Employee.

21.Entire Agreement. This Agreement constitutes the entire understanding between the Employee and the Company relating to the Employee’s cessation of employment, and supersedes and replaces any prior verbal or written agreements between the Employee and the Company with respect to the subject matter hereof. By signing below, the Employee hereby waives any right to assert a claim based on pre-contractual representations made by the Company or its representative (including the Company’s board of directors).

22.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

I, Rashed Dewan, hereby acknowledge that I have read this Agreement and fully understand the nature and effect of it and the terms contained herein and that said terms are fair and reasonable and correctly set out my understanding and intention. I am entering into this Agreement voluntarily. I acknowledge that I have had an opportunity to obtain legal and any other advice that I deem appropriate.

/s/ Rashed Dewan
Rashed Dewan

/s/ Tasneen Hasan
Witness

PROFOUND MEDICAL CORP.
By:	/s/ Arun Menawat
Name:	Arun Menawat
Title:	CEO

[Signature Page to Mutual Separation Agreement]